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EXHIBIT 23.3

CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-99055) and related Prospectus of Pacific Northwest Bancorp and subsidiaries for the registration of 1,749,882 shares of its common stock and to the incorporation by reference therein of our report dated January 25, 2002, with respect to the consolidated financial statements of Pacific Northwest Bancorp and its subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Seattle, Washington
September 19, 2002

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CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS